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    (LOGO)

    WORLD MONITOR TRUST II--
    SERIES E

    MONTHLY REPORT/
    AUGUST 31, 2001

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WORLD MONITOR TRUST II--SERIES E
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Dear Interest Holder:

Enclosed is the report for the period from July 28, 2001 to August 31, 2001 for World Monitor Trust II--Series E ('Series E'). The net asset value of an interest as of August 31, 2001 was $123.83, an increase of 8.26% from the July 27, 2001 value of $114.38. The year-to-date return for Series E was an increase of 2.88% as of August 31, 2001.

As you are aware, on September 11, 2001 the World Trade Center was attacked by terrorists, and all of us mourn this tragic event. Prudential Securities Futures Management Inc. contacted all significant trading manager relationships and was informed that each was following its prescribed trading systems and reported functioning operational infrastructures. During this difficult period, the Trust continued to provide portfolio diversification and low correlation to the global equity markets.

The estimated net asset value per interest as of September 18, 2001 was $136.86. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-1017.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          -------------------------
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
------------------------------------------------
For the period from July 28, 2001
  to August 31, 2001
Revenues:
Realized loss on commodity
  transactions.......................   $(38,785)
Change in unrealized commodity
  positions..........................    636,274
Interest income......................     17,066
                                        --------
                                         614,555
                                        --------
Expenses:
Commissions..........................     39,463
Management fees......................     13,136
Other transaction fees...............      2,941
Other expenses.......................      6,951
                                        --------
                                          62,491
                                        --------
Net gain.............................   $552,064
                                        --------
                                        --------

STATEMENT OF CHANGES IN NET ASSET VALUE
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For the period from July 28, 2001
  to August 31, 2001

                                             Per
                                Total      Interest
                              ----------   --------
Net asset value at beginning
  of period (57,298.090
  interests)................  $6,553,600   $ 114.38
Contributions...............     327,100
Net gain....................     552,064
Redemptions.................    (261,817)
                              ----------
Net asset value at end of
  period (57,907.632
  interests)................  $7,170,947     123.83
                              ----------
                              ----------   --------
Change in net asset value per
  interest..............................   $   9.45
                                           --------
                                           --------
Percentage change.......................       8.26%
                                           --------
                                           --------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series E is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                             /s/ Barbara J. Brooks
                             -------------------------
                             by: Barbara J. Brooks
                            Chief Financial Officer